Exhibit 99.1

n e w s   r e l e a s e
QLT STRENGTHENS CORPORATE DEVELOPMENT AND LEGAL FUNCTIONS
WITH THE APPOINTMENT OF PETER J. O’CALLAGHAN AS SENIOR VICE
PRESIDENT, CORPORATE DEVELOPMENT AND GENERAL COUNSEL

For Immediate Release	May 25, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that Peter J. O’Callaghan will be joining QLT as Senior Vice President, Corporate Development and General Counsel.
“On behalf of the entire management team I am very pleased to welcome Peter to QLT,” said Bob Butchofsky, President and Chief Executive Officer of QLT Inc. “Peter brings a breadth of experience in corporate finance, mergers and acquisitions and business matters for both public and private companies. His extensive experience in share and asset acquisitions and divestitures are key skills in the implementation of QLT’s strategic goals going forward. We have been fortunate to work closely with Peter in the past and look forward to continuing this excellent working relationship.”
Peter O’Callaghan was a senior partner at Blake, Cassels & Graydon LLP. He brings more than 20 years of experience as a corporate securities lawyer in connection with all types of corporate finance transactions, including public and private equity financings, take-over and issuer bids, independent counsel to investment dealers and boards of directors, and all regulatory and stock exchange compliance work. He is recognized in The Canadian Legal Expert Directory as one of the leading lawyers in Canada. Mr. O’Callaghan graduated from the University of British Columbia with a Bachelor of Commerce (B.Com.) in 1983 and Bachelor of Law (LL.B.) in 1984. He was admitted to the British Columbia Bar in 1985.
QLT also announced today that Michael P. Smith former Vice President of Business Development has left QLT to pursue other interests.
QLT is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. We have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes or Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, and constitute “forward-looking information” of QLT within the meaning of applicable Canadian securities legislation, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. These statements include the risk that we may not be able to implement our strategic goals. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.